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                                                                     EXHIBIT 4.4

                 JHI NV STOCK APPRECIATION RIGHTS INCENTIVE PLAN

                        EFFECTIVE DATE: DECEMBER 1, 2004

                                    ARTICLE I
                               PURPOSE OF THE PLAN

      1.1 The purpose of this Stock Appreciation Rights Incentive Plan (this "Plan") is to provide an incentive to, and a reward for, certain key employees of James Hardie Industries N.V. and its affiliated entities (the "Company"), by granting to such key employees (subject to all the terms and provisions of this Plan) an opportunity to receive compensation based on the growth and profitability of the Company, as such growth and profitability are measured by the price of the stock of James Hardie Industries N.V. ("JHI NV").

      1.2 It is expressly understood that neither the adoption of this Plan nor the granting of any Stock Appreciation Rights hereunder shall be construed as entitling any employee to any continued employment rights or to the rights of a stockholder in the Company, or to receive actual shares of common or other stock of the Company. As used in this Plan, the term "Stock Appreciation Right" or "SAR" refers to a dollar value calculated in accordance with Section 3.2 below and does not and shall not mean any stock, shares or equity in the Company. It is the intention of the Company only to adopt a Plan that is tied to the Company's performance. This Plan does not alter in any other respect the relationship between the Company and the selected key employees, the intention of the Company being at all times to maintain the relationship of employer/employee.

                                   ARTICLE II
                                TERM OF THE PLAN

      2.1 This Plan shall remain in force and effect until terminated by the Remuneration Committee of the Joint Board of Directors of JHI NV (the "Committee"). The Company retains the right, in its sole discretion, to terminate the Plan at any time, with or without notice, and with or without cause. No employee, officer, director or agent shall rely on the Company to maintain or continue the Plan and the Company shall incur no liability or obligation if it terminates the Plan other than that expressly provided for herein.

                                   ARTICLE III
                           ADMINISTRATION OF THE PLAN

      3.1 This Plan shall be administered by the Committee. The Committee shall have full power, authority and responsibility to administer this Plan, to select from time to time, at its sole discretion, the employees to whom SARs are issued, to determine the number of SARs to issue, to interpret, construe and implement all of the provisions of this Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan.

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      3.2 All decisions by the Committee shall be by majority vote and, when so made, shall be binding upon the Company and all affected employees. After making a determination regarding the issuance of SARs, the Committee shall direct the Company to make a record of such issuance for each employee to whom SARs are issued. The record shall memorialize: (i) the date such SARs were issued (the "Issue Date"); (ii) the closing price of the common stock of JHI NV on the Issue Date (as reported as the closing price of JHI NV's CUFs on the Australian Stock Exchange on the Issue Date) (the "Issue Price"); (iii) the vesting date and/or vesting schedule of such SARs; and (iv) the date such SARs are due to mature. On the Maturity Date (as hereafter defined), the Company shall distribute to the employee in cash the net value of the positive difference between the Issue Price and the closing price of the common stock of JHI NV on the Maturity Date (as reported as the closing price of JHI NV's CUFS on the Australian Stock Exchange on such date) (the "Maturity Date Value"). The Company shall provide to each employee who has been issued SARs a yearly statement reflecting the foregoing.

      3.3 It is understood that the Company does not warrant, represent, or in any way guarantee that any SAR will have a positive value on the Maturity Date. However, if the value of a SAR on the Maturity Date is negative, the employee shall not be liable to the Company for the negative value. In no event shall the recipient of a SAR be entitled to receive any actual shares of stock of the Company by virtue of the terms of this Plan, unless the terms of the Plan are specifically amended to provide therefor, or as otherwise provided herein.

      3.4 The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company. No member or former member of the Committee or the Board of Directors of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any benefits conferred under the Plan.

                                   ARTICLE IV
                           ELIGIBLE RECIPIENTS OF SARs

      4.1 No person shall be entitled to receive SARs under the terms of this Plan unless such person (a) is an employee of the Company at the time such SARs are issued and (b) has been determined by the Committee, in its sole discretion, to be a key employee of the Company. The Committee's determination of key employees may change from year to year. The award of SARs to an employee in any given year shall not constitute an assurance to the employee that he or she will be considered to be a key employee or will receive any SARs in any other year.

                                    ARTICLE V
                             BENEFICIARY DESIGNATION

      5.1 At the time that the Committee issues a SAR to an employee, such employee shall also be requested to designate a person(s) or entity(ies) (collectively, the "Beneficiary") to whom the benefits due hereunder, if any, are to be paid upon the death of such employee. Such designation shall be in such form as may be prescribed by the Committee and may be revoked and amended from time to time by the employee during the lifetime of the employee in such

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manner and on such form as may be prescribed by the Committee. In the event an employee dies without having a Beneficiary designation or in the event no designated Beneficiary is alive or in being at the time of employee's death, all payments due hereunder upon the death of such employee shall be paid to whichever of the following classes of beneficiaries is in existence (in the order of preference listed): (a) spouse; (b) children, per stirpes; (c) the legal representative of the probate estate of such deceased employee; (d) parents; or (e) brothers and sisters. If there are no beneficiaries in any of those listed classes remaining alive or in being at the time of the employee's death, then the employee's SARs, as well as all payments which may be due thereunder upon the death of the employee, shall revert back to the Company.

                                   ARTICLE VI
                             PAYMENTS UPON MATURITY

      6.1 Vesting Schedule. Subject to the following, and unless specified otherwise in an employment or other agreement between the Company and a recipient hereunder.

            (a) An employee's SAR shall vest only if such employee is employed with the Company on the vesting date and has been continuously employed by the Company from the Issue Date to the vesting date.

            (b) In the event that an employee's employment with the Company is terminated, the following rules shall apply:

                  (i) Voluntary Resignation: All unvested SARs will terminate as of any employee's last day of employment. With respect to non-U.S. employees only, if a non-U.S. employee voluntarily terminates his or her employment, the employee will have 90 days to designate the Maturity Date for all SARs that are vested as of his or her final day of employment.

                  (ii) Redundancy/Lay-Off: If the Company terminates any employee without cause for reasons of redundancy, all SARs that would vest between the termination date and December 31 of that year will become vested on the employee's last day of employment. All remaining unvested SARs will terminate as of the employee's last day of employment. With respect to non-U.S. employees only, if the Company terminates such employee without cause for reasons of redundancy, such non-U.S. employee will have 90 days to designate the Maturity Date for all of his or her vested SARs.

                  (iii) Involuntary Termination Without Cause: All unvested SARs will terminate as of any employee's last day of employment. With respect to non-U.S. employees only, if the Company terminates a non-U.S. employee without cause and not for reasons of redundancy, such non-U.S. employee will have 90 days to designate the Maturity Date for all SARs that are vested as of the final day of employment.

                  (iv) Termination For Cause: If the Company terminates any employee with cause, then all of such employee's rights to SARs, whether vested or unvested, shall be forfeited as if such SARs had never been issued, and neither the employee nor the employee's Beneficiary shall have any further claim with respect thereto.

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      6.2 Maturity Date.


            (a) For employees based in the United States ("U.S. employees"), tax legislation requires SARs to mature, and employees to be paid, in accordance with Sections 6.3 through 6.5 hereof, and, subject to the conditions set forth in Section 6.1 above, on the date that a SAR vests (such vesting date being the "U.S. Maturity Date").

            (b) For employees governed by tax law outside the United States, if allowed by their respective tax authority, the employee will designate a date (the "Non-U.S. Maturity Date") on or after the date that the SARs vest. Such date shall be during the Company's open trading window (as designated by the Company's Insider Trading Policy). However, the Maturity Date must be no more than ten (10) years after the Issue Date.

            (c) As used herein the U.S. Maturity Date and the Non-U.S. Maturity Date are collectively referred to as the "Maturity Date." Whether such term means, in any given context, the U.S. Maturity Date or the Non-U.S. Maturity Date shall be dicated by whether the employee holding the SAR is a U.S. employee or a non-U.S. employee.

      6.3 Payment. Within thirty (30) days after the Maturity Date, the Company shall pay, in the manner set forth in Section 6.5, to the employee an amount equal to the positive difference, if any, between the Issue Price and the Maturity Date Value. Upon vesting and maturity, payment under this paragraph terminates any and all rights the employee has in the particular SAR for which payment is made.

      6.4 Adjustments To Shares. If, after the Issue Date, the number and/or price of outstanding shares of the Company's common stock is adjusted, either positively or negatively, by stock split, combination of shares or other similar capital adjustment, the number and/or price of SARs be adjusted either positively or negatively in a corresponding manner. SARs issued pursuant to this Plan shall not be entitled to adjustments or credits for dividends paid on the actual shares of the stock of JHI NV.

      6.5 Manner Of Payment. The amount to which an employee or Beneficiary is entitled hereunder shall be paid in a lump sum. Payment shall be made only if permitted under the statutes, laws, and regulations which may govern payment from this Plan. Payment shall be made from the general assets of the Company, but only if the Company has the legal capacity to make such payment. The employee's rights under this Plan are no greater than those of an unsecured creditor.

                                   ARTICLE VII
                           LIQUIDATION, MERGER OR SALE

      7.1 All SARs shall automatically and instantaneously vest and mature if:

            (a) the stockholders of the Company have adopted a plan of complete liquidation (other than such a plan which is a part of a plan of reorganization referred to in the following clause (b)); or

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            (b) the Company have effectuated a merger, consolidation or other transaction constituting a reorganization with another corporation pursuant to which the Company's shares of common stock will be surrendered in exchange for the stock of another corporation (the "Surviving Corporation") without provision being made in the agreement of reorganization for the continuation of this Plan or a functionally equivalent plan.

      7.2 In the event that a majority owned subsidiary of the Company is sold without provision being made in the purchase agreement for the continuation of this Plan or a functionally equivalent plan, all employees of that subsidiary who have been issued SARs hereunder and do not after the closing of such sale continue in the employ of the Company, shall be entitled to payment in the amount and in the manner determined under Article VI hereof.

      7.3 For purposes of Article VII, a provision in an agreement of merger, consolidation or other transaction as set forth above will be considered a provision "for the continuation of this Plan or a functionally equivalent plan," and each employee issued SARs hereunder will be bound thereby, if such provision specifies that the Surviving Corporation or buyer will adopt this Plan or some functionally equivalent plan, and that all SARs issued under this Plan will automatically be converted into SARs, stock options, or other reasonably equivalent equity incentive of such Surviving Corporation on a basis equivalent to the basis that the shares of the Company's common stock are converted and that in all other respects the rights of each employee in the SARs issued to such employee will continue in accordance with the terms hereof or of such functionally equivalent plan except that the phrase "the Company" will mean and refer to the Surviving Corporation from and after the effective date of such merger, consolidation or other transaction.

                                  ARTICLE VIII
                              AMENDMENT OF THE PLAN

      8.1 This Plan may be amended at any time, or from time to time, by the Committee, but no such amendment shall substantially impair the value of any SAR then held by any recipient without the written consent of such recipient.

                                   ARTICLE IX
                      TERMINATION OR SUSPENSION OF THE PLAN

      9.1 The Board of Directors of the Company or the Committee may at any time and for any or no reason suspend or terminate the Plan in whole or in part. The Plan, unless sooner terminated pursuant to the provisions set forth herein, shall terminate at the close of business on the date that the Board of Directors or the Committee decide to terminate the Plan. No SARs shall be granted while the Plan is suspended or after it is terminated. SARs granted while the Plan is in effect shall not be substantially altered or impaired without the written consent of the holder of such SAR. The power of the Committee under the terms of this Plan to construe and administer the Plan shall continue after any termination or suspension.

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                                    ARTICLE X
                                  MISCELLANEOUS

      10.1 No holder of any SAR, nor his or her Beneficiary, shall have the right to pledge, hypothecate, mortgage, sell, assign, or transfer any of the rights hereunder. Any attempt to do any of the aforementioned shall be null and void.

      10.2 Whenever under this Plan any payments are to be made in cash, such payments may be net of any amount sufficient to satisfy federal, state and local withholding and other tax requirements as well as any amounts otherwise owed by the recipient to the Company. The Company makes no representation or guarantee regarding the tax consequences of an employee's participation in the Plan. Each employee should consult with professional tax advisors to determine the tax consequences of his or her participation. Each employee participating in this Plan is responsible for all federal, state, or other taxes assessed on the benefits under this Plan. The Company reserves the right to require that benefits paid to employees pursuant to the terms of this Plan be made subject to withholding of funds for tax purposes.

      10.3 No holder of any SAR nor his or her Beneficiary shall have any rights, privileges or obligations with respect to any SAR issued hereunder except as such rights, privileges or obligations are set forth in this Plan.

      10.4 Neither the establishment of this Plan, nor any modification or amendment to the Plan, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving any employee or other person any legal or equitable right against the Company except as specifically provided in the Plan. In no event shall the terms of employment of any key employee be modified or in any way be affected by the Plan, and will not alter or effect such employees' at-will status or the employees' employment contract, as the case may be.

      10.5 This Plan will be governed by, construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws doctrines.

      10.6 Except as otherwise expressly provided in this Plan, all legal, accounting and other fees, costs and expenses incurred in connection with this Plan will be paid by the party incurring such fees, costs and expenses.

      10.7 All actions or proceedings arising in connection with this Plan shall be tried and litigated in the state or federal courts located in the County of Orange, State of California. The foregoing choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Plan in any jurisdiction other than that specified in this Section 10.7. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section 10.7, and stipulates that the state and federal courts located in the County of Orange, State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 10.7 by registered or certified mail, return receipt requested, postage prepaid, to its

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address for the giving of notices as set forth in the Company's books and records. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

      10.8 Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Plan or any other provision hereof.

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                    STOCK APPRECIATION RIGHTS INCENTIVE PLAN
                         ACCEPTANCE ACKNOWLEDGEMENT FORM

      I ACCEPT AND AGREE TO ABIDE BY THE TERMS OF THE PLAN AS SET FORTH IN THIS DOCUMENT. I UNDERSTAND AND ACKNOWLEDGE THAT MY PARTICIPATION IN THE PLAN DOES NOT ENTITLE ME TO DEMAND OR RECEIVE ANY SHARES, STOCK OR EQUITY IN JAMES HARDIE INDUSTRIES N.V. OR ANY OF ITS AFFILIATE OR SUBSIDIARY COMPANIES. I UNDERSTAND AND ACKNOWLEDGE THAT MY PARTICIPATION IN THE PLAN WILL NOT ALTER MY EMPLOYMENT RELATIONSHIP IN ANY WAY.

                                             Participating Employee:

                                             _____________________________
                                             Print Name

                                             _____________________________
                                             Signature

                                             Date: _______________________

(Sign, date and return this
form to Cathy McCutcheon
in Mission Viejo, CA)